
Telekom Austria AG
100 % Telekom Austria Personalmanagement (TAP) GmbH, Österreich
100 % Österr.Fernm. Entw.-und Förder. (ÖEFEG) GmbH, Österreich
100 % World-Direct eBusiness solutions GmbH, Österreich
100 % Jet2Web Hungary Kft., Ungarn
100 % Jet2Web Slowakia s.r.o., Slowakei
100 % TA Mreza d.o.o., Slowenien
100 % Telekom Austria Fixnet AG, Österreich
26 % Omnimedia Werbegesellschaft mbH, Österreich
25,1 % Output Service GmbH, Österreich
15 % Internet-Lösungen und Dienstleistungen (RIS) GmbH, Österreich
10 % Netz & Plan Leitungsdokumentations GmbH, Österreich
3 % Eurescom GmbH, Deutschland
2,78 % Austrian Research Centers (ARC) GmbH, Österreich
2 % Wiener Börse AG, Österreich
100 % Czech On Line (COL) a.s., Tschechien
100 % Telekom Austria Beteiligungen GmbH, Österreich
40 % Dr. Maté GmbH, Österreich
100 % Telekom Projektentwicklungs (TPG) GmbH, Österreich
100 % Telekom Finanzmanagement (TFG) GmbH, Österreich
100 % Telekom Austria Finance B.V., Niederlande
100 % mobilkom austria AG, Österreich
100 % mobilkom Bulgarien Geschäftsentwicklungs GmbH, Österreich
100 % mobilkom Bulgarien Beteiligungsverwaltungs GmbH, Österreich
100 % MobilTel EAD, Bulgarien
90 % GPS Bulgaria AD, Bulgarien
100 % Teleport Bulgaria EAD, Bulgarien
100 % Nov Operator DOOEL, Mazedonien
100 % mobilkom Beteiligungsges. mbH, Österreich
100 % 3 G Mobile Telecommunications GmbH Österreich
100 % A1 Bank, Österreich
100 % paybox CEE AG, Deutschland
100 % mobilkom CEE Geschäftsentwicklungs GmbH, Österreich
100 % mobilkom CEE Beteiligungsverwaltungs GmbH, Österreich
100 % TopNet d.o.o., Serbien
100 % TopNet usluge d.o.o., Serbien
100 % TopNet prodaja d.o.o., Serbien
100 % mobilkom austria group services GmbH, Österreich
100 % mobilkom liechtenstein AG, Liechtenstein
100 % Alabin 48 EOOD, Bulgarien
100 % Si.mobil d.d. Slowenien
100 % VIPnet d.o.o., Kroatien
100 % VIPnet usluge d.o.o., Kroatien
83,33 % paybox austria GmbH, Österreich